UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): May 31, 2002

SECURE ENTERPRISE SOLUTIONS INC.

(formerly Newsgurus.com, Inc.)

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-27397

(Commission File Number)

98-0204280

(I.R.S. Employer Identification Number)

5774 Deadpine Drive

Kelowna, British Columbia

V1P 1A3

(Address of principal executive offices, including zip code)

(250)765-6424

(Registrant's telephone Number, including area code)

INFORMATION TO BE INCLUDED IN THE REPORT

Items 3, 4, 6 and 8 are not applicable and are omitted from this report.

Item 1 - Changes in Control of Registrant

On May 22, 2002, the Registrant entered into an agreement with the shareholders of Edgetech Services Inc. ("Edgetech") of Toronto, Ontario which will result in the Registrant issuing 16,005,000 common shares to 14 shareholders of Edgetech in consideration for 65% of Edgetech's issued and outstanding common shares. This percentage will increase to 100% when the remaining 35% of Edgetech's common shares are repurchased and returned to treasury under an existing escrow and repurchase plan.

When completed, this transaction will result in a change of control of the Registrant. The founding shareholders of Edgetech, Mr. Sang Ho Kim and Mr. Tae Ho Kim, will, upon completion, own 12,804,000 of the Registrant's issued common shares. None of the shareholders of Edgetech currently own any of the Registrant's issued common shares.

No part of the consideration for the change of control is loan proceeds. The new control group obtained no loans or pledges for the purpose of acquiring control. Current management of the Registrant and the Registrant's new control group have agreed that Mr. Sang Ho Kim and Mr. Tae Ho Kim and Mr. Fred Fulcher will be nominated for election to the Registrant's board of directors at the Registrant's next annual general meeting of shareholders.

Item 2 - Acquisition or Disposition of Assets

Under the terms of an acquisition agreement dated May 22, 2002, the Registrant has agreed to acquire 65% of the issued common shares of Edgetech. Edgetech's 14 shareholders will exchange all of their issued Edgetech shares for 16,005,000 common shares of the Registrant. Edgetech currently has 100 common shares issued and outstanding. 35 of these issued common shares have been placed in escrow with Edgetech's legal counsel under the terms of a repurchase agreement between Edgetech and five Edgetech shareholders. The escrowed Edgetech shares are being repurchased by Edgetech over a 24 month period which expires in December, 2003. As Edgetech repurchases the Edgetech escrowed shares, they are being returned to treasury for cancellation. To date, Edgetech has paid proceed of $27,000 CDN to repurchase the Edgetech escrowed shares. A remaining balance of $81,000 CDN is yet to be paid.

Edgetech's primary business is information technology consulting covering the areas of information technology, security, biometrics, business solutions, systems engineering, software development and project management. Edgetech's head office is in Toronto and Edgetech has a branch office in Winnipeg, Manitoba. Edgetech provides its clients with expertise in project management and custom technology solutions. Edgetech is also a value added re-seller for Labcal, a biometric smart card solutions company and Counterpane Internet Security, a 24 hour, 7 days per week intellectual technology security monitoring service.

Edgetech's clients include major government and private sector clients in Canada and the United States. Some of Edgetech's clients include IBM, Falconbridge, Bell Nexxia, Procomm, Mastech, Rogers Telecom and the Province of Ontario.

Edgetech has been growing steadily since 1995 from sales of $365,000 CDN to sales of approximately $1.7 Million CDN in the most recent year ending April 30, 2002. Sales growth has slowed due to a significant restructuring in 2001, lack of sufficient growth capital and weaker market conditions. In spite of these factors, Edgetech has maintained its sales from the previous year and is now well positioned to grow.

This merger allows Edgetech to fuel growth both organically upon securing additional financing and by taking advantage of acquisition opportunities. Edgetech projects sales of $4.5 Million CDN in the next 12 months with sales of $10 Million CDN the following year.

Edgetech can now attract key acquisition candidates and industry professionals with equity based bonuses and currency. Edgetech is currently examining several opportunities in North America.

Edgetech intends to use any capital which it may raise to build its infrastructure with additional branches and to hire top industry professionals to complement its latest IT security practice.

This acquisition was completed at arm's length to the Registrant and management of the Registrant.

Item 5 - Other Events and Regulation FD Disclosure

Management of the Registrant and the principal shareholders of Edgetech, Mr. Sang Ho Kim and Mr. Tae Ho Kim, have agreed that Mr. Sang Kim, Mr. Tae Kim and Mr. Fred Fulcher will be nominated as directors of the Registrant at the next annual general meeting of the Registrant's shareholders. Additionally, upon closing of the acquisition, Mr. Tae Ho Kim will assume the role of C.E.O. of the Registrant and Mr. Sang Ho Kim will assume the role of President and Chairman of the Registrant. The Registrant's current management team, Mr. Sudhir Khanna and Mr. Chris Bunka will take on roles as Vice Presidents.

Item 7 - Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Financial statements required by this item will be filed by amendment to this Form 8K not later than July 31, 2002.

(b) Pro Forma Financial Information

Financial statements required by this item will be filed by amendment to this Form 8K not later than July 31, 2002.

(c) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2002                                                                                                              Secure Enterprise Solutions Inc.

    Per: s/ Chris Bunka

Chris Bunka, President and Director